SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)
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☐	Preliminary Proxy Statement	☐ Confidential, for Use of the Commission
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☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12
Foundry Networks, Inc.

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Notes:

     On November 3, 2008, Foundry Networks, Inc. distributed the following email communication to its employees:
Foundry Team,
As you undoubtedly have heard, Foundry and Brocade announced on Wednesday, October 29, 2008 that they have reached an agreement in principle to amend the Agreement and Plan of Merger previously announced on July 21, 2008 between the two companies relating to Brocade’s proposed acquisition of Foundry. Under the agreement in principle, Foundry’s shareholders would now be entitled to receive $16.50 of cash for each share of Foundry common stock in an all cash transaction.
In addition, the agreement in principle provides that in certain circumstances, Foundry stockholders could receive the proceeds of the sale of Foundry’s portfolio of auction rate securities of up to an amount of $50 million in the aggregate if Foundry is able to successfully liquidate its portfolio of these securities prior to the close of the acquisition. There can be no assurance, however, that the securities are marketable or at what price such securities could or will be sold, or that a market for these securities exists or will exist prior to the close of the acquisition.
The revised transaction would have an aggregate purchase price of approximately $2.6 billion, exclusive of the additional $50 million from the proceeds of the sale/liquidation of Foundry’s securities portfolio as further described in Foundry’s press release from Friday, October 31, 2008.
If a definitive agreement is reached between Foundry and Brocade regarding the new agreement in principle, the stockholder meeting scheduled for Friday, November 7, 2008 at 4:00pm PST will be further delayed and additional information regarding the restructured transaction will be distributed to Foundry’s stockholders for their consideration. In that event, it is anticipated that the Foundry stockholder meeting to consider the restructured transaction would be convened in December 2008, with a closing of the transaction in the second half of December 2008.
It is important for us to remember that as of now, Foundry remains Foundry and our focus must remain on the current quarter at-hand — Q4! Let’s not lose sight of our objectives and deliverables, since it is up to each of us to perform at our very highest levels. In the meantime, please continue to follow the Foundry holiday schedule, PTO practices and all other Foundry policies at this time (i.e. Veteran’s Day on Tuesday, November 11th).
We will continue to provide updates to you to keep you posted on the status. In the meantime, we ask you for your continued patience during this process and thank you for your continued efforts at making Foundry successful. Thank you.

Additional Information
In connection with the proposed acquisition of Foundry Networks, Inc., on August 26, 2008, Brocade Communications Systems, Inc. filed a Registration Statement on Form S-4 (File No. 333-153205), as amended, that includes a proxy statement/prospectus for Foundry stockholders in connection with the transaction. The proxy statement/prospectus was disseminated to Foundry stockholders on or about September 25, 2008. Investors and securityholders are urged to read the proxy statement/prospectus because it contains important information about the proposed transaction.
Investors and security holders may obtain free copies of these documents and other documents filed with the SEC at the SEC’s web site at http://www.sec.gov and by contacting Brocade Investor Relations at (408) 333-6758 or Foundry Investor Relations at (408) 207-1399. Investors and security holders may obtain free copies of the documents filed with the SEC on Brocade’s website at http://www.brcd.com or Foundry’s website at http://www.foundrynet.com/company/ir or the SEC’s website at http://www.sec.gov.
Foundry and its directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of Foundry in connection with the proposed transaction. Information regarding the interests of these directors and executive officers in the proposed transaction is included in the proxy statement/prospectus described above. Additional information regarding the directors and executive officers of Foundry is also included in Foundry’s proxy statement for its 2008 Annual Meeting of Stockholders, which was filed with the SEC on April 18, 2008.